Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AYRO, INC.

AYRO, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

1.	The Amended and Restated Certificate of Incorporation of the Corporation (as amended, the “Certificate of Incorporation”) was filed with the Secretary of State of Delaware on May 28, 2020.

2.	Resolutions were duly adopted by the Board of Directors of the Corporation setting forth this proposed Amendment to the Certificate of Incorporation and declaring said amendment to be advisable and calling for the consideration and approval thereof at a meeting of the stockholders of the Corporation.

3.	Resolutions were duly adopted by the Board of Directors of the Corporation, in accordance with the provisions of the Certificate of Incorporation set forth below, providing that, effective as of 4:05 p.m., New York time, on June 25, 2025, each sixteen (16) issued and outstanding shares of the Corporation’s Common Stock, par value $0.0001 per share, shall be converted into one (1) share of the Corporation’s Common Stock, par value $0.0001 per share, as constituted following such date.

4.	The Certificate of Incorporation is hereby amended by revising Article FOURTH to include a new paragraph F as follows:

“Reverse Split. Effective as of 4:05 p.m. on June 25, 2025 (the “2025 RSS Effective Time”) each share of the Corporation’s common stock, $0.0001 par value per share (the “2025 RSS Old Common Stock”), either issued or outstanding or held by the Corporation as treasury stock, immediately prior to the 2025 RSS Effective Time, will be automatically reclassified and combined (without any further act) into a smaller number of shares such that each sixteen (16) shares of 2025 RSS Old Common Stock issued and outstanding or held by the Company as treasury stock immediately prior to the 2025 RSS Effective Time is reclassified into one (1) share of Common Stock, $0.0001 par value per share, of the Corporation (the “2025 RSS New Common Stock”), without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation (the “2025 RSS”). The Board of Directors shall make provision for the issuance of that number of fractions of 2025 RSS New Common Stock such that any fractional share of a holder otherwise resulting from the 2025 RSS shall be rounded up to the next whole number of shares of 2025 RSS New Common Stock. Any stock certificate that, immediately prior to the 2025 RSS Effective Time, represented shares of the 2025 RSS Old Common Stock will, from and after the 2025 RSS Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the 2025 RSS New Common Stock into which such shares of 2025 RSS Old Common Stock shall have been reclassified plus the fraction, if any, of a share of 2025 RSS New Common Stock issued as aforesaid.”

5.	Pursuant to the resolution of the Board of Directors, a meeting of the stockholders of the Company was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the foregoing amendment.

6.	The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature page follows.]

IN WITNESS WHEREOF, AYRO, Inc. has caused this Certificate to be duly executed by the undersigned duly authorized officer as of this 23rd day of June, 2025.

AYRO, INC.

By:	/s/ Joshua Silverman
Name:	Joshua Silverman
Title:	Executive Chairman